Exhibit 99.1

NEWS RELEASE

Former ManpowerGroup Executive Joins ICF Board of Directors

Michael Van Handel Brings Decades of Financial, Operational and M&A Experience to ICF

FOR IMMEDIATE RELEASE

Contact: Lauren Dyke, lauren.dyke@ICF.com, +1.571.373.5577

FAIRFAX, Va. (June 1, 2017) —ICF (NASDAQ:ICFI), a consulting and technology services provider to commercial and government clients around the world, has elected Michael Van Handel to its board of directors as the company works toward another year of record growth.

“We are excited to welcome Mike to our board,” said Sudhakar Kesavan, ICF chairman and CEO. “As we work to scale our business into new markets, Mike’s extensive qualifications and impressive track record of supporting large publicly-traded companies through mergers, acquisitions, financial planning and analysis will be invaluable to our team. His passion for doing work that makes a difference to companies and to the world is fully aligned with our mission.”

Van Handel served as Senior Executive Vice President and Chief Financial Officer, and was a member of the Executive Operating Committee at ManpowerGroup, a world leader in innovative workforce solutions. Under his leadership, ManpowerGroup saw over 150 percent growth and successfully completed over 40 acquisitions. He was named “America's Best CFO for Business and Professional Services” by Institutional Investor Magazine every year since 2005 until he retired from ManpowerGroup last year, and was named “CFO of the Year” by the Greater Milwaukee Business Journal in 2008.

“ICF has proven itself as an established leader, but that hasn’t stopped the company from remaining nimble and continuing to reinvent itself,” said Michael Van Handel. “I’m thrilled to join ICF’s Board of Directors and work with such a talented group of people. I look forward to supporting the company’s continued growth in commercial and government markets.”

One of the world’s leading consultancies, ICF works companies in critical markets and governments all over the world to plan, design, and implement transformative projects. Over 5,000 business analysts, policy specialists, technologists, researchers, digital strategists, social scientists and creatives across 70 countries support hundreds of organizations. For nearly 50 years, ICF has stayed relevant by taking nontraditional approaches to some of the most pressing challenges facing their clients.

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For More Information

●	ICF Board of Directors

About ICF

ICF is a global consulting and technology services provider with more than 5,000 professionals focused on making big things possible for our clients. We are business analysts, policy specialists, technologists, researchers, digital strategists, social scientists and creatives. Since 1969, government and commercial clients have worked with ICF to overcome their toughest challenges on issues that matter profoundly to their success. Come engage with us at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.